Exhibit 10.75

PRIVATE AND CONFIDENTIAL

By Hand

July 16, 2014

Sukhi Jagpal

c/o 887 Great Northern Way, Suite 250

Vancouver BC V5T 4T5

Dear Sukhi:

Re: Retention Bonus

In recognition of your work and contribution to QLT Inc. (the “Company”), we are pleased to confirm that effective upon your acceptance of this letter and subject to the terms described below, you will be eligible to receive a cash retention bonus of CAD $100,000 less statutory withholdings. The capitalized terms not otherwise defined will have the meaning given to them in the Agreement and Plan of Merger among Auxilium Pharmaceuticals, Inc. (“Auxilium”), the Company and QLT Acquisition Corp. dated June 25, 2014 (the “Merger Agreement”).

This cash retention bonus is payable 90 days following the Closing of the Merger or February 28, 2015, whichever is later provided that if the Merger Agreement is terminated by either Auxilium or the Company, the full cash retention bonus of CAD $100,000 less statutory withholdings is payable 30 days following the date the termination is announced or February 28, 2015, whichever is later (the “Payment Date”).

The cash retention bonus will be paid provided you are an active employee of the Company for the full period from July 16, 2014 to the Payment Date, inclusive (the “Bonus Period”). In the event you are not an active employee throughout the Bonus Period (i.e. you are on a leave from your employment for any reason except approved vacation), then the amount of the retention bonus will be pro-rated by the ratio of the number of days you work during the Bonus Period to the number of working days in the Bonus Period. In addition, if you are not an active employee on the Payment Date, then the Payment Date of pro-rated retention bonus will be adjusted such that you will receive such payment owing within, but not later than, 30 days of your first day of your return to work.

Despite the foregoing, in the event that you give notice of resignation from your employment with the Company or just cause exists to terminate your employment prior to the Payment Date, your participation in and eligibility for the retention bonus will terminate and you will not receive any retention bonus.

However, in the event the Company terminates your employment without cause, the Company will pay to you the full or pro-rated cash retention bonus of CAD $100,000 within 30 days after the termination date. The pro-ration, if applicable, will be based on the ratio of the number of days you worked from July 16, 2014 to the termination date to the number of working days from July 16, 2014 to the termination date.

This letter is in addition to the terms and conditions of your Employment Agreement dated November 1, 2012 which will continue to apply to your employment.

QLT will, acting reasonably, administer and interpret the terms of this letter and its decisions will be final.

Your acknowledgement and agreement with this letter is requested by the end of business on July 18, 2014. Please sign both copies of this letter where indicated, retain one for your personal files and return the other directly to the attention of Frank Ott.

Should you have any questions regarding this letter or eligibility for the retention bonus, please don’t hesitate to contact Frank.

Yours truly,

QLT Inc.

/s/ Jeffrey Meckler	July 16, 2014
Jeffrey Meckler	Date
Director and Chair of Executive Transition Committee

I agree to the terms of the retention bonus as set out above.

/s/ Sukhi Jagpal	July 17, 2014
Sukhi Jagpal	Date